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                                   EXHIBIT 5.0

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                               September 13, 1995



Applied Research Corporation
8201 Corporate Drive, Suite 1120
Landover, Maryland  20785

     Re:  S.E.C. Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Applied Research Corporation (the "Company") in connection with a Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 800,000 shares of the Company's $.0005 par value common stock (the "Common Stock") which may be sold by William C. Hayde, a consultant to the Company ("Hayde"), issued under the William C. Hayde 1995 Consultation Agreement (the "Hayde Agreement") and by Market Visibility, Inc., a consultant to the Company ("MVI"), issued under the Market Visibility, Inc. 1995 Consultation Agreement (the "MVI Agreement"). In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of Sixty Million (60,000,000) shares of Common Stock having a par value of $.0005 each, and forty million (40,000,000) shares of $.10 par value Preferred Stock.

     3. The 800,000 shares of the Company's common stock issued pursuant to the Hayde Agreement and the MVI Agreement (the "Agreements") and which Hayde and MVI propose to sell, were duly and validly authorized, legally issued, fully paid and nonassessable.

                                   Sincerely,



                                   Nathan L. Stone

NLS:at